Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2009 relating to the financial statements of Nanosphere, Inc. appearing in the Annual Report on Form 10-K of Nanosphere, Inc. for the year ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting method in 2008 related to patent costs), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Chicago, IL
September 11, 2009